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                                                                   EXHIBIT 10(P)


                                LETTER-AGREEMENT


November 19, 2001


Dr. Susan Bies
8379 Creek Bridge Cove
Germantown, TN 38138

This letter describes the components of the special separation package approved by the Human Resources Committee (the "Committee").

I.       EMPLOYEE BENEFITS

         Pension Supplement

         The Company is providing you with a taxable lump-sum payment of $84,100 which represents the present value of five additional years of service.

         Executive Survivor Life Insurance

         Your final base salary is $252,095. "Retired" employees at the Vice President level and above are provided survivor benefits in the amount of two times final base salary. This benefit, automatically provided to "retired" employees, may also be provided to anyone else terminating from the Company subject to the approval of the Committee. The Committee has approved that the Company make a single premium payment to pay up the policy and assign the policy and its benefits to you.

         Restricted Stock (TARSAP)

         There are 14, 462 shares of restricted stock in your account. Subject to remittance to the Company of all applicable withholding taxes, the Committee has approved that the Company release the restrictions on these shares that are currently not vested. These restrictions will be released on the date of your separation from the Company.
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         Management Incentive Plan (MIP)

         The Committee has approved the payment of a pro-rata share of the incentive that you would have earned through the date of your separation in 2001. This share is dependent on the percentage achievement of your personal performance plan and subject to the corporate grid. It has been determined that your Personal Plan achievement is 90% and the Corporate Grid is 100%.

         Directors and Executives Deferred Compensation Plan

         The Committee has approved that your account accrue interest at the Applicable Rate and that the balance of your account ($483,406) be paid to you in a lump sum at the time of your separation from the Company.

         The Committee has also approved a lump sum payment to you of $847,062 which represents the Present Value of the future cash flows to which you would have been entitled under the plan if you had remained with the Company. A Discount Rate of 7.75% was used to determine the Present Value. This is the same Discount Rate used by the First Tennessee Pension Plan in the most recent year.

These benefits extensions are above the other benefits to which you would otherwise be entitled upon your voluntary resignation.

II.      RELEASE AND WAIVER

         In consideration for the benefits described in paragraph I above, and other good and valuable consideration, the receipt of which you acknowledge by your signature in the space provided below, you do, for yourself, your heirs, personal representatives, agents and assigns, fully, absolutely, and unconditionally release, acquit and forever discharge the Company, and its parent, First Tennessee National Corporation, and any and all of their predecessors, successors, assigns, subsidiaries, parents, affiliates, and their respective directors, officers, employees and agents, attorneys and representatives, both past, present, or future, from any and all claims, losses, demands, liabilities, causes of action, fees (including attorney's fees), compensation, back pay and/or front pay, employment or re-employment and any other benefits, obligation or liability of any kind, known or unknown, whether heretofore asserted or unasserted, including but not limited to all causes of action arising out of or in any way related to your employment by the Bank, or your termination, whether arising out of or related to Title VII of the Civil Rights Act of 1964, as amended ("Title VII"); the amendments to Title VII of the Civil Rights Act of 1991; The Federal Americans with Disabilities Act of 1990; and the AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, (the "ADEA"), the Tennessee Human Rights Commission Act, Tennessee Code Annotated section 4-21-101 et seq., and Tennessee Code Annotated 8-50-103 (Employment of the Handicapped), or any other federal or state, local, city statute, code, ordinance, rule, regulation, or common law governing, controlling or otherwise dealing with employment, employment discrimination or equal employment opportunity, unemployment compensation,
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         employment termination, or otherwise all causes of action occurring from the beginning of time to the date of this Agreement.

III.     ACKNOWLEDGMENT OF COMPLIANCE

         Because this Agreement includes a release and waiver as to claims under the AGE DISCRIMINATION IN EMPLOYMENT ACT, your signature below acknowledges that it complies with the Older Workers Benefit Protection Act ("OWBPA") of 1990 and further acknowledges that you confirm, understand and agree to the terms and conditions of this Agreement; that these terms are written in lay persons terms, and that you have been fully advised of your right to seek the advice and assistance of consultants, including an attorney, as well as tax advisors to review this Agreement.

         Your signature below also acknowledges that you understand that you have twenty-one (21) full days to consider whether to sign this Agreement. By signing this Agreement on the date shown below, you voluntarily elect to forego waiting twenty-one (21) full days to sign this Agreement.

IV.      RIGHT OF REVOCATION

         Your signature also acknowledges that, in Compliance with the OWBPA mentioned above, you have been fully advised by the Company of your right to revoke and nullify this release and Agreement, which right must be exercised if at all, within seven (7) days of the date of your signature. Any revocation of this must be in writing, addressed to the Company, attention Bill Schwindt, and the Company must be notified within the foregoing seven-day period. This Agreement will not become effective or enforceable until the expiration of the seven-day period. In no event shall payment be made by the Company on or before the effective date.

V.       CONFIDENTIALITY AND NON-DISCLOSURE

         In order to protect the legitimate interests of the Company, and its subsidiaries, you agree that you will not disclose to others, whether directly or indirectly, any proprietary information relating to the Company's business plans or other confidential business information and/or trade secrets of the Company which you received or to which you were given access during your employment with the Company.

         This obligation of confidentiality and non-disclosure shall also apply to the content and substance of this letter, except, of course, it may be disclosed to any attorney, financial or tax consultant from whom you seek advice. If the confidentiality provisions of this Agreement are violated by you, then you will be responsible for all costs and enforcement costs including, but not limited to, attorney's fees.
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VI.      NON-SOLICITATION AND NON-COMPETE

         A. Non-Solicitation / Non-Hire - For a period of two years following the termination of your employment, you agree that you will not, either on your own behalf or on behalf of any other person or entity, directly or indirectly, hire, solicit, or encourage to leave the employment of the Company any person who is then an employee of the Company or who was an employee of the Company within six months of the date of such hiring, soliciting, or encouragement to leave the Company.

         B. Non-Compete - For a period of two years following the termination of your employment, you agree not to compete with the Company or any and all of its subsidiaries, parents or affiliates, by accepting employment from or having any other relationship (including, without limitation, through owning, managing, operating, controlling or consulting) with a financial institution, or any affiliate thereof, that individually or when aggregated with all of its affiliates, has deposits greater than $5,000,000,000 in the state of Tennessee as disclosed in the latest edition of Sheshunoff BranchSource, FDIC Summary of Deposits.

                  You acknowledge and agree that the restrictions set forth in paragraphs V & VI hereof are reasonable and necessary for the protection of the Company business and goodwill. You further agree that if you breach or threaten to breach any of your obligations in sections V and VI of this Agreement, the Company, in addition to any other remedies available to it under the law, may obtain specific performance and/or injunctive relief against you to prevent such continued or threatened breach. You also acknowledge and agree that the Company shall be reimbursed by you for all attorney's fees and costs incurred by it in enforcing any of its rights or remedies under sections V and VI of this Agreement.

VII.     RETURN OF DOCUMENTS

         By your signature, you acknowledge and confirm that you have returned to the Company any and all documents belonging to it, as well as any other property which belongs to it, and that no such documents or materials or property have been retained by you.

VIII.    BINDING EFFECT

         Upon your signing this Agreement, and after the expiration of seven (7) days, it will become effective and is binding upon you and the Company and its respective successors, assigns, heirs and personal representatives, as is discussed in paragraph II above.

IX.      SEVERABILITY

         A finding that any provision of this Agreement is void or unenforceable shall not affect the validity or enforceability of any other provisions of this Agreement.
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X.       DRAFTING

         This Agreement is a product of negotiations between the parties and in construing the provisions of this Agreement, no inference or presumption shall be drawn against either party on the basis of which party or their attorneys drafted this Agreement.

XI.      CAPTIONS

         The captions to the various paragraphs of this Agreement are for convenience only and are not part of this Agreement.

XII.     SOLE AGREEMENT

         By your signature, you also confirm that the only consideration for your signing this Agreement are the terms set forth within it, and that no other promise or agreement of any kind has been made to you by the Company or anyone acting by, for, or on its behalf.

YOU ALSO AFFIRM THAT YOU HAVE BEEN FREE TO DISCUSS THIS MATTER PRIVATELY AND THOROUGHLY WITH AN ATTORNEY OF YOUR CHOICE AND THAT YOU FULLY UNDERSTAND THE MEANING AND INTENT OF THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, ITS FINAL AND BINDING EFFECT.

This Agreement is signed in duplicate originals at First Tennessee Bank National Association, Memphis, Tennessee.

The benefits which have been approved by the Human Resource Committee are, of course, conditioned on your acceptance of the terms of this letter, expressed by your signature in the space provided below.

With best wishes, I am,

Yours very truly,



/s/ Sarah L. Meyerrose
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Sarah L. Meyerrose
EVP Manager, Employee Services

I HAVE READ, UNDERSTOOD AND KNOWINGLY AND VOLUNTARILY SIGNED AND ACCEPTED WITH FULL KNOWLEDGE OF MY RIGHTS ON THE DATE SET FORTH BELOW.


/s/ Susan Bies                             11-19-01
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Susan Bies                               Date



Witnessed by:


/s/ William J. Schwindt                    11-19-01
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William J. Schwindt                      Date